InnerWorkings Announces Second Quarter 2010 Results
Organic Revenue Growth of 20% Year-Over-Year; Six New Enterprise Agreements

Chicago, IL, August 5, 2010 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions, today reported results for the three months ended June 30, 2010.

Quarterly Highlights:

•	Revenue generated during the second quarter was $120.5 million, an increase of 20.4% compared with revenue of $100.1 million in the second quarter of 2009.

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Earnings per share for the second quarter were $0.07 per diluted share vs. $0.05 per diluted share in the second quarter of 2009.  Both figures include $0.01 per diluted share from the sale of Echo Global Logistics stock.

•	Revenue from new accounts was $18.5 million in the second quarter of 2010.

•	Six new enterprise contracts were signed during the quarter, including agreements with Rent-A Center, Payless, and Advance Auto Parts.

•	Adjusted EBITDA increased to $7.7 million in the second quarter of 2010 from $5.7 million in the second quarter of 2009. Please refer to the non-GAAP reconciliation table below for more information.

“Our solid growth in the first half of 2010 was driven by further market share gains in the enterprise segment of our business,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “The market opportunity in front of InnerWorkings remains significant and we believe the growth strategy and culture we have in place will enable us to continue to capitalize on this opportunity in the months and years ahead.”

Additional second quarter 2010 financial and operational highlights include the following:

•	For the second quarter of 2010, 72 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 28 percent derived from transactional clients.

•	As of June 30, 2010, the Company had an outstanding balance of $47.6 million on its bank credit facility and had cash and short-term investments of $15.1 million.

•	In early August 2010, the Company refinanced its $75 million, 3-year credit agreement with a $100 million, 4-year credit agreement.

Outlook
The Company is maintaining its previously stated 2010 guidance of $440 million to $470 million in revenue and $0.24 to $0.29 in earnings per share.

"We expect to maintain strong organic growth and steady margins for the remainder of 2010,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. "With increased financial flexibility and a commitment to prudently manage our expenses, we are well positioned to better serve our customers, invest in our growth initiatives and add value for our shareholders.”

Conference Call
A conference call will be broadcast live on Thursday, August 5, 2010, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.
InnerWorkings, Inc. (Nasdaq: INWK - News) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries.  With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution.  The Company also owns and operates the online printing site, Inkchaser (www.inkchaser.com).  InnerWorkings is based in Chicago with 23 offices in the United States and the United Kingdom.  For more information visit: www.inwk.com.

Non-GAAP Financial Measures
This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” included in this press release.

Forward-Looking Statements
This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

(inwk-e)

Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenue	$100,097,510	$120,471,286	$194,374,943	$232,683,832
Cost of goods sold	75,358,000	91,431,674	146,625,277	176,711,690
Gross profit	24,739,510	29,039,612	47,749,666	55,972,142
Operating expenses:
Selling, general, and administrative expenses	20,025,090	22,172,634	40,644,206	44,177,058
Depreciation and amortization	2,219,071	2,215,219	3,714,446	4,332,844
Income from operations	2,495,349	4,651,759	3,391,014	7,462,240
Total other income	522,495	216,560	30,394	741,659
Income before taxes	3,017,844	4,868,319	3,421,408	8,203,899
Income tax expense	870,568	1,726,198	1,025,721	2,893,651
Net income	$2,147,276	$3,142,121	$2,395,687	$5,310,248

Basic earnings per share	$0.05	$0.07	$0.05	$0.12
Diluted earnings per share	$0.05	$0.07	$0.05	$0.11

Weighted average shares outstanding, basic	45,526,074	45,659,907	45,463,559	45,656,230
Weighted average shares outstanding, diluted	47,164,741	47,576,328	47,099,588	47,484,046

Consolidated Balance Sheets

	December 31,	June 30,
	2009	2010
		(Unaudited)
Cash and cash equivalents	$2,903,906	$3,514,824
Short-term investments	23,541,199	11,635,715
Accounts receivable, net of allowance for doubtful accounts	72,565,814	80,829,980
Unbilled revenue	20,189,900	23,483,014
Inventories	8,749,266	9,610,466
Prepaid expenses	11,399,560	10,418,546
Other current assets	7,391,905	6,351,896
Total long-term assets	120,416,506	122,926,173
Total assets	$267,158,056	$268,770,614

Accounts payable-trade	$53,915,750	$54,488,413
Other current liabilities	16,717,920	12,696,987
Revolving credit facility	46,384,586	47,627,164
Other long-term liabilities	3,089,784	1,522,891
Total stockholders' equity	147,050,016	152,435,159
Total liabilities and stockholders' equity	$267,158,056	$268,770,614

Cash Flow Data
(Unaudited)

	Six Months Ended June 30,
	2009	2010
	(Unaudited)
Net cash provided by operating activities	$7,481,904	$6,599
Net cash provided by (used in) investing activities	(8,256,157)	1,731,686
Net cash used in financing activities	(211,809)	(1,091,263)
Effect of exchange rate changes on cash and cash equivalents	(57,549)	(36,104)
Increase (decrease) in cash and cash equivalents	(1,043,611)	610,918
Cash and cash equivalents, beginning of period	4,011,855	2,903,906
Cash and cash equivalents, end of period	$2,968,244	$3,514,824

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Operating Income	$2,495,349	$4,651,759	$3,391,014	$7,462,240
Depreciation and amortization	2,219,071	2,215,219	3,714,446	4,332,844
Stock based compensation	1,015,843	836,351	1,935,598	1,397,369
Adjusted EBITDA	$5,730,263	$7,703,329	$9,041,058	$13,192,453

Contact:

InnerWorkings, Inc.
Joe Busky
312-784-2603
jbusky@inwk.com